FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	05/05/2010
Settle Date	05/12/2010
Security Name	CA DWR 5% 5/1/17
CUSIP	13066YQH5
Price	111.892
Transaction Value	$13,427,040
Class Size	2,519,095,000
% of Offering	0.48%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	De La Rosa & Co.
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BMO Capital Markets GKST Inc.
Underwriting Members: (6)	BNY Mellon Capital Markets, LLC
Underwriting Members: (7)	BofA Merrill Lynch
Underwriting Members: (8)	Citigroup, Inc.
Underwriting Members: (9)	City National Securities, Inc.
Underwriting Members: (10)	Edward D. Jones & Co., LP
Underwriting Members: (11)	Estrada Hinojosa & Co., Inc.
Underwriting Members: (12)	Fidelity Capital Markets
Underwriting Members: (13)	Finacorp Securities
Underwriting Members: (14)	FirstSouthwest
Underwriting Members: (15)	George K. Baum & Company
Underwriting Members: (16)	Goldman, Sachs & Co.
Underwriting Members: (17)	Great Pacific Securities
Underwriting Members: (18)	RBC Capital Markets
Underwriting Members: (19)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (20)	Stone & Youngberg
Underwriting Members: (21)	Sutter Securities Incorporated
Underwriting Members: (22)	Wells Fargo Securities
Underwriting Members: (23)	Westhoff, Cone & Holmstedt
Underwriting Members: (24)	Wulff, Hansen & Co.